                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*

                              Rockford Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    77316P101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  April 2, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to
which this Schedule is filed:                                  [ ] Rule 13d-1(b)
                                                               [X] Rule 13d-1(c)
                                                               [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                             Taylor H. Wilson, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5615

                                 SCHEDULE 13G/A

---------------------                                         ------------------
CUSIP No. - 77316P101                                         Page 2 of 19 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       WS Capital, L.L.C.

--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
      3       SEC USE ONLY


--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Texas
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER
    NUMBER OF
      SHARES                              709,061
   BENEFICIALLY         --------------------------------------------------------
     OWNED BY             6      SHARED VOTING POWER
       EACH
    REPORTING                             0
      PERSON            --------------------------------------------------------
       WITH               7      SOLE DISPOSITIVE POWER

                                          709,061
                        --------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           709,061
--------------------------------------------------------------------------------
      10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES                                                         [ ]

--------------------------------------------------------------------------------
      11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           8.0%
--------------------------------------------------------------------------------
      12      TYPE OF REPORTING PERSON

                           HC
--------------------------------------------------------------------------------

                                 SCHEDULE 13G/A

---------------------                                         ------------------
CUSIP No. - 77316P101                                         Page 3 of 19 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       WS Capital Management, L.P.

--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
      3       SEC USE ONLY


--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Texas
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER
    NUMBER OF
      SHARES                              709,061
   BENEFICIALLY         --------------------------------------------------------
     OWNED BY             6      SHARED VOTING POWER
       EACH
    REPORTING                             0
      PERSON            --------------------------------------------------------
       WITH               7      SOLE DISPOSITIVE POWER

                                          709,061
                        --------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           709,061
--------------------------------------------------------------------------------
      10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES                                                         [ ]

--------------------------------------------------------------------------------
      11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           8.0%
--------------------------------------------------------------------------------
      12      TYPE OF REPORTING PERSON

                           IA
--------------------------------------------------------------------------------

                                 SCHEDULE 13G/A

---------------------                                         ------------------
CUSIP No. - 77316P101                                         Page 4 of 19 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       Walker Smith Capital Master Fund

--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
      3       SEC USE ONLY


--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Texas
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER
    NUMBER OF
      SHARES                              337,136
   BENEFICIALLY         --------------------------------------------------------
     OWNED BY             6      SHARED VOTING POWER
       EACH
    REPORTING                             0
      PERSON            --------------------------------------------------------
       WITH               7      SOLE DISPOSITIVE POWER

                                          337,136
                        --------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           337,136
--------------------------------------------------------------------------------
      10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES                                                         [ ]

--------------------------------------------------------------------------------
      11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           3.8%
--------------------------------------------------------------------------------
      12      TYPE OF REPORTING PERSON

                           PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13G/A

---------------------                                         ------------------
CUSIP No. - 77316P101                                         Page 5 of 19 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                     Walker Smith International Fund, Ltd.

--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
      3       SEC USE ONLY


--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                     British Virgin Islands
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER
    NUMBER OF
      SHARES                              371,925
   BENEFICIALLY         --------------------------------------------------------
     OWNED BY             6      SHARED VOTING POWER
       EACH
    REPORTING                             0
      PERSON            --------------------------------------------------------
       WITH               7      SOLE DISPOSITIVE POWER

                                          371,925
                        --------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           371,925
--------------------------------------------------------------------------------
      10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES                                                         [ ]

--------------------------------------------------------------------------------
      11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           4.2%
--------------------------------------------------------------------------------
      12      TYPE OF REPORTING PERSON

                           CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13G/A

---------------------                                         ------------------
CUSIP No. - 77316P101                                         Page 6 of 19 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       WSV Management, L.L.C.

--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
      3       SEC USE ONLY


--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Texas
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER
    NUMBER OF
      SHARES                              226,223
   BENEFICIALLY         --------------------------------------------------------
     OWNED BY             6      SHARED VOTING POWER
       EACH
    REPORTING                             0
      PERSON            --------------------------------------------------------
       WITH               7      SOLE DISPOSITIVE POWER

                                          226,223
                        --------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           226,223
--------------------------------------------------------------------------------
      10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES                                                         [ ]

--------------------------------------------------------------------------------
      11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           2.5%
--------------------------------------------------------------------------------
      12      TYPE OF REPORTING PERSON

                           IA
--------------------------------------------------------------------------------

                                 SCHEDULE 13G/A

---------------------                                         ------------------
CUSIP No. - 77316P101                                         Page 7 of 19 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       WS Ventures Management, L.P.

--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
      3       SEC USE ONLY


--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Texas
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER
    NUMBER OF
      SHARES                              226,223
   BENEFICIALLY         --------------------------------------------------------
     OWNED BY             6      SHARED VOTING POWER
       EACH
    REPORTING                             0
      PERSON            --------------------------------------------------------
       WITH               7      SOLE DISPOSITIVE POWER

                                          226,223
                        --------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           226,223
--------------------------------------------------------------------------------
      10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES                                                         [ ]

--------------------------------------------------------------------------------
      11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           2.5%
--------------------------------------------------------------------------------
      12      TYPE OF REPORTING PERSON

                           HC
--------------------------------------------------------------------------------

                                 SCHEDULE 13G/A

---------------------                                         ------------------
CUSIP No. - 77316P101                                         Page 8 of 19 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       WS Opportunity Master Fund

--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
      3       SEC USE ONLY


--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Texas
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER
    NUMBER OF
      SHARES                              153,623
   BENEFICIALLY         --------------------------------------------------------
     OWNED BY             6      SHARED VOTING POWER
       EACH
    REPORTING                             0
      PERSON            --------------------------------------------------------
       WITH               7      SOLE DISPOSITIVE POWER

                                          153,623
                        --------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           153,623
--------------------------------------------------------------------------------
      10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES                                                         [ ]

--------------------------------------------------------------------------------
      11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           1.7%
--------------------------------------------------------------------------------
      12      TYPE OF REPORTING PERSON

                           PN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. - 77316P101                                         Page 9 of 19 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       WS Opportunity Fund International, Ltd.

--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
      3       SEC USE ONLY


--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Cayman Islands
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER
    NUMBER OF
      SHARES                              72,600
   BENEFICIALLY         --------------------------------------------------------
     OWNED BY             6      SHARED VOTING POWER
       EACH
    REPORTING                             0
      PERSON            --------------------------------------------------------
       WITH               7      SOLE DISPOSITIVE POWER

                                          72,600
                        --------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           72,600
--------------------------------------------------------------------------------
      10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES                                                         [ ]

--------------------------------------------------------------------------------
      11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           0.8%
--------------------------------------------------------------------------------
      12      TYPE OF REPORTING PERSON

                           CO
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. - 77316P101                                        Page 10 of 19 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       Reid S. Walker

--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
      3       SEC USE ONLY


--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       United States of America
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER
    NUMBER OF
      SHARES                              935,284
   BENEFICIALLY         --------------------------------------------------------
     OWNED BY             6      SHARED VOTING POWER
       EACH
    REPORTING                             0
      PERSON            --------------------------------------------------------
       WITH               7      SOLE DISPOSITIVE POWER

                                          935,284
                        --------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           935,284
--------------------------------------------------------------------------------
      10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES                                                         [ ]

--------------------------------------------------------------------------------
      11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           10.5%
--------------------------------------------------------------------------------
      12      TYPE OF REPORTING PERSON

                           HC
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. - 77316P101                                        Page 11 of 19 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       G. Stacy Smith

--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
      3       SEC USE ONLY


--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       United States of America
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER
    NUMBER OF
      SHARES                              935,284
   BENEFICIALLY         --------------------------------------------------------
     OWNED BY             6      SHARED VOTING POWER
       EACH
    REPORTING                             0
      PERSON            --------------------------------------------------------
       WITH               7      SOLE DISPOSITIVE POWER

                                          935,284
                        --------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           935,284
--------------------------------------------------------------------------------
      10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES                                                         [ ]

--------------------------------------------------------------------------------
      11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           10.5%
--------------------------------------------------------------------------------
      12      TYPE OF REPORTING PERSON

                           HC
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. - 77316P101                                        Page 12 of 19 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       Patrick P. Walker

--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
      3       SEC USE ONLY


--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       United States of America
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER
    NUMBER OF
      SHARES                              226,223
   BENEFICIALLY         --------------------------------------------------------
     OWNED BY             6      SHARED VOTING POWER
       EACH
    REPORTING                             0
      PERSON            --------------------------------------------------------
       WITH               7      SOLE DISPOSITIVE POWER

                                          226,223
                        --------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           226,223
--------------------------------------------------------------------------------
      10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES                                                         [ ]

--------------------------------------------------------------------------------
      11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           2.5%
--------------------------------------------------------------------------------
      12      TYPE OF REPORTING PERSON

                           HC
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. - 77316P101                                        Page 13 of 19 Pages
---------------------                                        -------------------

         This Amendment No. 2 to Schedule 13G (this "Amendment") relates to the common stock, par value $0.001 per share ("Common Stock"), of Rockford Corporation, an Arizona corporation (the "Issuer"), and amends the Schedule 13G filed with the Securities and Exchange Commission on September 8, 2000, and amended on May 9, 2003. This Amendment is being filed on behalf of (i) Reid S. Walker and G. Stacy Smith, principals of WS Capital, L.L.C., a Texas limited liability company ("WS Capital"), and WSV Management, L.L.C., a Texas limited liability company ("WSV"), (ii) Patrick P. Walker, a principal of WSV, (iii) WS Capital, (iv) WSV, (v) WS Capital Management, L.P., a Texas limited partnership ("WS Capital Management"), (vi) WS Ventures Management, L.P., a Texas limited partnership ("WSVM"), (vii) Walker Smith Capital Master Fund, a Texas general partnership ("Walker Smith Capital"), (viii) Walker Smith International Fund, Ltd., a British Virgin Islands exempted company ("Walker Smith International"),
(ix) WS Opportunity Master Fund, a Texas general partnership ("WS Opportunity"), and (x) WS Opportunity Fund International, Ltd., a Cayman Islands exempted company ("WS Opportunity International").

         This Amendment relates to the shares of Common Stock of the Issuer purchased by (i) WS Capital for the account of (1) Walker Smith Capital, a general partnership of which Walker Smith Capital, L.P. and Walker Smith Capital
(QP), L.P., each a Texas limited partnership, are the partners, and (2) Walker Smith International, and (ii) WSV for the account of (1) WS Opportunity, a general partnership of which WS Opportunity Fund, L.P. and WS Opportunity Fund
(QP), L.P., each a Texas limited partnership, are the partners, and (2) WS Opportunity International. WS Capital is the general partner of WS Capital Management. WS Capital Management is the investment manager and agent and attorney-in-fact for each of Walker Smith Capital and Walker Smith International. WSV is the general partner of WSVM. WSVM is the investment manager and agent and attorney-in-fact for each of WS Opportunity and WS Opportunity International.

         Due to an ambiguity in the application of Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder, it is unclear whether the reporting persons are eligible to file reports with respect to the Common Stock of the Issuer pursuant to Rule 13d-1(b) under the Exchange Act. Accordingly, out of an abundance of caution, the reporting persons are filing this Amendment with respect to the Common Stock of the Issuer pursuant to Rule 13d-1(c) and Rule 13d-2(b) under the Exchange Act. Each of the reporting persons hereby expressly disclaims membership in a "group" under Section 13(d) of the Exchange Act with respect to the shares of Common Stock of the Issuer reported herein, and this Amendment shall not be deemed to be an admission that any such reporting person is a member of such a group.

Item 1(a)         Name of Issuer:

                  Rockford Corporation

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  600 South Rockford Drive
                  Tempe, Arizona 85281

Item 2(a)         Names of Persons Filing:

                  WS Capital, L.L.C., a Texas limited liability company
                  WS Capital Management, L.P., a Texas limited partnership Walker Smith Capital Master Fund, a Texas general partnership Walker Smith International Fund, Ltd., a British Virgin Islands exempted company

---------------------                                        -------------------
CUSIP No. - 77316P101                                        Page 14 of 19 Pages
---------------------                                        -------------------

                  WSV Management, L.L.C., a Texas limited liability company
                  WS Ventures Management, L.P., a Texas limited partnership
                  WS Opportunity Master Fund, a Texas general partnership
                  WS Opportunity Fund International, Ltd., a Cayman Islands exempted company
                  Reid S. Walker, a citizen of the United States of America
                  G. Stacy Smith, a citizen of the United States of America Patrick P. Walker, a citizen of the United States of America

Item 2(b)         Addresses of Principal Business Offices:

                  300 Crescent Court, Suite 880
                  Dallas, Texas 75201

Item 2(c)         Citizenship:

                  See Item 2(a) above.

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $0.001 per share

Item 2(e)         CUSIP Number:

                  77316P101

Item 3            Status of Persons Filing:

                  (a)  [ ] Broker or dealer registered under section 15 of
                           the Act (15 U.S.C. 78o);

                  (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15
                           U.S.C. 78c);

                  (c)  [ ] Insurance company as defined in section 3(a)(19)
                           of the Act (15 U.S.C. 78c);

                  (d)  [ ] Investment company registered under section 8 of
                           the Investment Company Act of 1940 (15 U.S.C. 80a-8);

                  (e)  [ ] An investment adviser in accordance with Section
                           240.13d-1(b)(1)(ii)(E);

                  (f)  [ ] An employee benefit plan or endowment fund in
                           accordance with Section 240.13d-1(b)(1)(ii)(F);

                  (g)  [ ] A parent holding company or control person in
                           accordance with Section 240.13d-1(b)(1)(ii)(G);

                  (h)  [ ] A savings association as defined in Section 3(b)
                           of the Federal Deposit Insurance Act (12 U.S.C.
                           1813);

                  (i)  [ ] A church plan that is excluded from the
                           definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j)  [ ] Group, in accordance with Section
                           240.13d-1(b)(1)(ii)(J).

---------------------                                        -------------------
CUSIP No. - 77316P101                                        Page 15 of 19 Pages
---------------------                                        -------------------

Item 4            Ownership:

                  (a) Reid S. Walker and G. Stacy Smith are the beneficial owners of 935,284 shares of Common Stock, which includes (i) 709,061 shares of Common Stock beneficially owned by WS Capital and WS Capital Management for the accounts of Walker Smith Capital and Walker Smith International and (ii) 226,223 shares of Common Stock beneficially owned by WSV and WSVM for the accounts of WS Opportunity and WS Opportunity International.

                         Patrick P. Walker is the beneficial owner of 226,223 shares of Common Stock beneficially owned by WSV and WSVM for the accounts of WS Opportunity and WS Opportunity International.

                         WS Capital and WS Capital Management are the beneficial owners of 709,061 shares of Common Stock, which includes (i) 337,136 shares beneficially owned by Walker Smith Capital and (ii) 371,925 shares beneficially owned by Walker Smith International.

                         WSV and WSVM are the beneficial owners of 226,223 shares of Common Stock, which includes (i) 153,623 shares beneficially owned by WS Opportunity and (ii) 72,600 shares beneficially owned by WS Opportunity International.

                  (b) Reid S. Walker and G. Stacy Smith are the beneficial owners of 10.5% (determined by dividing 935,284 shares of Common Stock presently beneficially owned by Messrs.
                         R. Walker and Smith by 8,883,067 shares of Common Stock issued and outstanding as of June 30, 2003, according to the Issuer's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003 (the "Form 10-Q")) of the outstanding shares of Common Stock.

                         Patrick P. Walker is the beneficial owner of 2.5% (determined by dividing 226,223 shares of Common Stock presently beneficially owned by Mr. P. Walker by 8,883,067 shares of Common Stock issued and outstanding as of June 30, 2003, according to the Form 10-Q) of the outstanding shares of Common Stock.

                         WS Capital and WS Capital Management are each beneficial owners of 8.0% (determined by dividing 709,061 shares of Common Stock presently beneficially owned by each of WS Capital and WS Capital Management by 8,883,067 shares of Common Stock issued and outstanding as of June 30, 2003, according to the Form 10-Q) of the outstanding shares of Common Stock.

                         Walker Smith Capital is the beneficial owner of 3.8% (determined by dividing 337,136 shares of Common Stock presently beneficially owned by Walker Smith Capital by 8,883,067 shares of Common Stock issued and outstanding as of June 30, 2003, according to the Form 10-Q) of the outstanding shares of Common Stock.

                         Walker Smith International is the beneficial owner of 4.2% (determined by dividing 371,925 shares of Common Stock presently beneficially owned by Walker Smith International by 8,883,067 shares of Common Stock issued and outstanding as of June 30, 2003, according to the Form 10-Q) of the outstanding shares of Common Stock.

---------------------                                        -------------------
CUSIP No. - 77316P101                                        Page 16 of 19 Pages
---------------------                                        -------------------

                         WSV and WSVM are each beneficial owners of 2.5% (determined by dividing 226,223 shares of Common Stock presently beneficially owned by each of WSV and WSVM by 8,883,067 shares of Common Stock issued and outstanding as of June 30, 2003, according to the Form 10-Q) of the outstanding shares of Common Stock.

                         WS Opportunity is the beneficial owner of 1.7% (determined by dividing 153,623 shares of Common Stock presently beneficially owned by WS Opportunity by 8,883,067 shares of Common Stock issued and outstanding as of June 30, 2003, according to the Form 10-Q) of the outstanding shares of Common Stock.

                         WS Opportunity International is the beneficial owner of 0.8% (determined by dividing 72,600 shares of Common Stock presently beneficially owned by WS Opportunity International by 8,883,067 shares of Common Stock issued and outstanding as of June 30, 2003, according to the Form 10-Q) of the outstanding shares of Common Stock.

                  (c)    As principals of WS Capital and WSV, Reid S. Walker and
                         G. Stacy Smith have sole power to vote and dispose of 935,284 shares of Common Stock beneficially owned by WS Capital and WSV. As a principal of WSV, Patrick P. Walker has sole power to vote and dispose of 226,223 shares of Common Stock beneficially owned by WSV.

                         As general partner of WS Capital Management, WS Capital has sole power to vote and dispose of 709,061 shares of Common Stock beneficially owned by WS Capital Management.

                         As investment manager for Walker Smith Capital and Walker Smith International, WS Capital Management has sole power to vote and dispose of 709,061 shares of Common Stock beneficially owned by Walker Smith Capital and Walker Smith International.

                         Walker Smith Capital has sole power to vote and dispose of 337,136 shares of Common Stock of which it is the beneficial owner, and Walker Smith International has sole power to vote and dispose of 371,925 shares of Common Stock of which it is the beneficial owner.

                         As general partner of WSVM, WSV has sole power to vote and dispose of 226,223 shares of Common Stock beneficially owned by WSVM.

                         As investment manager for WS Opportunity Master Fund and WS Opportunity International, WSVM has sole power to vote and dispose of 226,223 shares of Common Stock beneficially owned by WS Opportunity and WS Opportunity International.

                         WS Opportunity has sole power to vote and dispose of 153,623 shares of Common Stock of which it is the beneficial owner, and WS Opportunity International has sole power to vote and dispose of 72,600 shares of Common Stock of which it is the beneficial owner.

---------------------                                        -------------------
CUSIP No. - 77316P101                                        Page 17 of 19 Pages
---------------------                                        -------------------

Item 5            Ownership of 5% or Less of a Class:

                  Not applicable.

Item 6            Ownership of More than 5% on Behalf of Another Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

                  WS Capital Management is an investment adviser registered with the State of Texas and, as such, has beneficial ownership of the shares of Common Stock held by its clients, Walker Smith Capital and Walker Smith International. WS Capital is the general partner of WS Capital Management. Reid S. Walker and
                  G. Stacy Smith are the sole principals of WS Capital, and therefore exercise investment discretion and control with respect to the shares of Common Stock held by WS Capital Management's clients.

                  WSV is an investment adviser registered with the State of Texas and is the general partner of WSVM and, as such, has beneficial ownership of the shares of Common Stock held by its clients, WS Opportunity and WS Opportunity International. Reid
                  S. Walker, G. Stacy Smith and Patrick P. Walker are the sole principals of WSV, and therefore exercise investment discretion and control with respect to the shares of Common Stock held by WSV's clients.

Item 8            Identification and Classification of Members of the Group:

                  Not applicable.

Item 9            Notice of Dissolution of Group:

                  Not applicable.

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

---------------------                                        -------------------
CUSIP No. - 77316P101                                        Page 18 of 19 Pages
---------------------                                        -------------------

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 28, 2003

                                    WS CAPITAL, L.L.C.

                                    By: /s/ Reid S. Walker
                                        ----------------------------------------
                                        Reid S. Walker, Member


                                    WS CAPITAL MANAGEMENT, L.P.

                                    By: WS Capital, L.L.C., its general partner

                                    By: /s/ Reid S. Walker
                                        ----------------------------------------
                                        Reid S. Walker, Member


                                    WALKER SMITH CAPITAL MASTER FUND

                                    By: WS Capital Management, L.P., its agent
                                        and attorney-in-fact

                                    By: WS Capital, L.L.C., its general partner

                                    By: /s/ Reid S. Walker
                                        ----------------------------------------
                                        Reid S. Walker, Member


                                    WALKER SMITH INTERNATIONAL FUND, LTD.

                                    By: WS Capital Management, L.P., its agent
                                        and attorney-in-fact

                                    By: WS Capital, L.L.C., its general partner

                                    By: /s/ Reid S. Walker
                                        ----------------------------------------
                                        Reid S. Walker, Member


                                    WSV MANAGEMENT, L.L.C.

                                    By: /s/ Reid S. Walker
                                        ----------------------------------------
                                        Reid S. Walker, Member

---------------------                                        -------------------
CUSIP No. - 77316P101                                        Page 19 of 19 Pages
---------------------                                        -------------------

                                    WS VENTURES MANAGEMENT, L.P.

                                    By: WSV Management, L.L.C., its general
                                        partner

                                    By: /s/ Reid S. Walker
                                        ----------------------------------------
                                        Reid S. Walker, Member


                                    WS OPPORTUNITY MASTER FUND

                                    By: WS Ventures Management, L.P., its agent
                                        and attorney-in-fact

                                    By: WSV Management, L.L.C., its general
                                        partner

                                    By: /s/ Reid S. Walker
                                        ----------------------------------------
                                        Reid S. Walker, Member


                                    WS OPPORTUNITY FUND INTERNATIONAL, LTD.

                                    By: WS Ventures Management, L.P., its agent
                                        and attorney-in-fact

                                    By: WSV Management, L.L.C., its general
                                        partner

                                    By: /s/ Reid S. Walker
                                        ----------------------------------------
                                        Reid S. Walker, Member


                                    /s/ Reid S. Walker
                                    --------------------------------------------
                                    REID S. WALKER


                                    /s/ G. Stacy Smith
                                    --------------------------------------------
                                    G. STACY SMITH


                                    /s/ Patrick P. Walker
                                    --------------------------------------------
                                    PATRICK P. WALKER

                                    EXHIBITS


Exhibit 1 Joint Filing Agreement, dated August 28, 2003, entered into by and among WS Capital, L.L.C., WS Capital Management, L.P., Walker Smith Capital Master Fund, Walker Smith International Fund, Ltd., WSV Management, L.L.C., WS Ventures Management, L.P., WS Opportunity Master Fund, WS Opportunity Fund International, Ltd., Reid S. Walker, G. Stacy Smith and Patrick P. Walker.